AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

         This Amendment dated as of April 30, 2003, is to the Investment Management Agreement made as of the 3rd day of December, 2002 (the "Agreement") by and between Franklin Templeton Asset Strategies, LLC, a U.S. registered investment adviser and Delaware limited liability company (the "Manager") and Templeton Global Investment Trust (the "Trust") on behalf of Franklin Templeton Non-U.S. Dynamic Core Equity Fund.

                                   WITNESSETH:

         WHEREAS, both the Manager and the Trust wish to amend the Agreement;

         WHEREAS, the Manager merged into FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC., a Delaware corporation, a successor entity, on April 30, 2003;

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     1. The Manager's name is henceforth to be known as "Franklin Templeton Alternative Strategies, Inc."

     2. All references to the Manager being a "Delaware limited liability company" in the Agreement are hereby changed to a "Delaware corporation."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                               FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC.


                               By:/s/JIMMY D. GAMBILL
                                  --------------------------------------------
                                  Jimmy D. Gambill
                                  Vice President

                               TEMPLETON GLOBAL INVESTMENT TRUST


                               By:/s/DAVID P. GOSS
                                  ---------------------------------------------
                                  David P. Goss
                                  Vice President and Assistant Secretary